Exhibit 99.1

ATLANTIC COASTAL ACQUISITION CORP.

FORM OF AUDIT COMMITTEE CHARTER

(As adopted by the Board of Directors effective as of [●], 2021)

Purpose

The purpose of the Audit Committee, and its subcommittees, as applicable (the “Committee”), of the Board of Directors (the “Board”) of Atlantic Coastal Acquisition Corp. (the “Company”) is to:

(1)	assist the Board in its oversight of:

(a)	the integrity of the Company’s financial statements;

(b)	the Company’s compliance with legal and regulatory requirements;

(c)	the qualification, independence, and performance of the Company’s independent auditors; and

(d)	the performance of the Company’s internal audit function; and

(2)	oversee the Company’s accounting and financial reporting processes and the audit of the Company’s Financial statements.

Membership

The Committee shall consist of at least three members of the Board, with the exact number to be determined by the Board. Committee members shall be appointed from time to time by the Board, having given consideration to the recommendations, if any, from the Nominating and Corporate Governance Committee, but not less than annually at its first meeting following the Annual Meeting of Stockholders. Also having given consideration to the recommendation of the Nominating and Corporate Governance Committee, if any, the Board shall designate a Chair of the Committee, provided that if the Board does not so designate a Chair the members of the Committee, by a majority vote, may designate a Chair. The Chair (or in his or her absence a member designated by the Chair) shall preside at all meetings of the Committee.

Committee members may be removed, without cause, by the affirmative vote of the majority of the Board at any time. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Corporate Secretary, or the Board (unless the notice specifies a later time for the effectiveness of such resignation).

Each member of the Committee shall meet the independence standards and experience requirements that may be established from time to time by the Nasdaq Stock Market (“Nasdaq”) and the SEC and are applicable to the Committee, provided that the exemptions from the independence requirements set forth in such rules and regulations shall also be applicable to members of the Committee. Each member of the Committee shall also meet any additional independence standards that may be established from time to time by the Board or the Nominating and Corporate Governance Committee. Each member of the Committee must be financially literate, as determined by the Board (e.g., able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement), and must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background, as determined by the Board, that leads to financial sophistication. The Board may presume that a member who qualifies as an “audit committee financial expert” as defined in item 407(d)(5)(ii) of Regulation S-K has the requisite financial sophistication. No member of the Committee may have participated in preparing the Company’s financial statements at any time in the past three years.

Resources and Authority

The Committee shall have the resources and appropriate authority, without seeking the approval of the Board, to discharge its responsibilities, including the authority to retain, at the Company’s expense, outside legal, accounting, or other consultants to advise the Committee and to authorize or conduct investigations into any matters within the scope of its responsibilities and to approve related fees and retention terms. The Committee may request any director, officer, or employee of the Company, the Company’s outside counsel, independent auditors, or such other persons as it deems appropriate to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities. The Committee shall have full access to all books, records, facilities, and personnel of the Company in connection with the discharge of its responsibilities.

Delegation to Subcommittee

The Committee may form and delegate authority to subcommittees consisting of one or more members of the Committee when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as are provided in the resolutions of the Committee, except to the extent such delegation is limited by applicable law or listing standard. The actions of any such subcommittee shall be presented to the full Committee at the next scheduled Committee meeting.

Duties and Responsibilities

The following shall be the common recurring duties and responsibilities of the Committee in carrying out its oversight function. These duties and responsibilities are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law, regulation, or listing standard:

Independent Auditors

•	Be directly responsible for the appointment, retention, removal, compensation, and oversight of the work of the independent auditors (including the resolution of disagreements between the Company’s management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, and to review or attest services for the Company. The independent auditors shall report directly to the Committee.

•	Have the sole authority to review in advance and grant any appropriate pre-approvals of all audit services to be provided to the Company and its subsidiaries by the independent auditors and all permitted non-audit services (including the fees and other terms of engagement) and, if desired, establish policies and procedures for review and pre-approval by the Committee of such services.

•	Obtain, review, and discuss, at least annually, a written report by the independent auditors describing (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditors, and any steps taken to deal with those issues; and (iii) all relationships between the independent auditor and the Company to enable the assessment of the auditor’s independence.

•	Review any report by the independent auditors concerning: (i) all critical accounting policies and practices to be used; (ii) alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (iii) any other material written communications between the independent auditors and the Company’s management.

•	Review and discuss with the independent auditors, on an annual basis, all relationships the independent auditors have with the Company in order to evaluate the independent auditors’ continued independence and receive from the independent auditors on an annual basis a written statement (consistent with applicable PCAOB requirements for independent accountant communications with the audit committees concerning independence) regarding the auditors’ independence.

•	Evaluate the independent auditor’s qualifications, performance, and independence, including the review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management, and whether there should be a rotation of the independent auditors in order to assure ongoing auditor independence.

•	Meet with the independent auditors prior to the audit for each fiscal year to review the planning, staffing, and scope of the audit.

Oversight of Company Financial Statements and Internal Controls

•	Review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports filed with the SEC.

•	As appropriate, the Committee shall review with management and the independent auditors, in separate meetings if the Committee deems it necessary: (i) any analysis or other written communications prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect of alternative GAAP methods on the financial statements; (ii) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and (iii) the effect of regulatory and accounting initiatives or actions, as well as off-balance sheet structures, on the financial statements of the Company.

•	Review and discuss with management and the independent auditors the Company’s earnings press releases and discuss generally with management the nature of any additional financial information and earnings guidance to be provided publicly, to analysts and/or to ratings agencies.

•	Review and discuss with management and the independent auditors the matters required to be discussed by various Statements on Auditing Standards relating to the conduct of the audit, other significant financial reporting issues, judgments made in connection with the preparation of the Company’s financial statements, and any other matters communicated to the Committee by the independent auditors.

•	Based on its review and discussions with management and the independent auditors, recommend to the Board whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	Review with the independent auditors any difficulties the independent auditors encountered in the course of its audit, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, any significant disagreements with management, and management’s response.

•	Review with the independent auditors any management letter provided by the independent auditors and the Company’s responses to that letter.

•	Review and discuss with management and the independent auditors the adequacy and effectiveness of the Company’s internal control over financial reporting (including any significant deficiencies, material weaknesses, and significant changes in internal control over financial reporting reported to the Committee by management, and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting), and the effectiveness of the Company’s disclosure controls and procedures.

•	Review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, and the performance and independence of the Company’s independent auditors.

Other Matters

•	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for periodic reports filed with the SEC about (i) any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein, (ii) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting or (iii) the effectiveness of the Company’s disclosure controls and procedures.

•	Prepare the report of the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	Periodically, meet separately with management, with internal auditors (or other personnel responsible for the internal audit function), and with the independent auditors.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s policies with respect to risk assessment and risk management.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential and anonymous submission by the Company’s employees of concerns regarding accounting or auditing matters.

•	Review and consider “related person transactions” under, and take other actions contemplated by, the Company’s Related Person Transactions Policy, and review potential conflicts of interest of any director, officer, or employee of the Company brought to the attention of the Committee on an ongoing basis and discuss with the Company’s independent auditors the Company’s disclosure of its relationships and transactions with related parties, including any significant matters arising from the Company’s audit regarding the Company’s relationships and transactions with related parties.

•	Review any proposed waiver of the Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers and make a recommendation to the Board with respect to the disposition of any proposed waiver and review any potential ethics violations brought to the attention of the Committee.

•	Make regular reports on the activities of the Committee to the Board.

Evaluation of the Committee Charter and the Committee

•	The Committee shall review and reassess the adequacy of this Charter annually at its first meeting following the Annual Meeting of Stockholders and recommend any proposed changes to the Board. The Committee also shall undertake an annual evaluation assessing its performance with respect to its duties and responsibilities set forth in this Charter, which evaluation shall be reported to the Board. The self-assessment shall be conducted in such manner as the Committee deems appropriate.

•	The Nominating and Corporate Governance Committee shall also undertake an annual review and reassessment of this Charter at its first meeting following the Annual Meeting of Stockholders and recommend any changes to the Board.

Clarification of Audit Committee’s Role

•	While the Committee has the responsibilities and powers set forth in this Charter, the Committee’s role is one of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles, applicable rules, and regulations. These are the responsibilities of management and the independent auditors. In adopting this Charter, the Board acknowledges that the Committee members are not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work or auditing standards. Each member of the Committee is entitled to rely on the integrity of those persons and organizations within and outside the Company that provide information to the Committee and the accuracy and completeness of the financial and other information provided to the Committee by such persons and organizations absent actual knowledge to the contrary.